Exhibit 10.2

Execution Version

AGREEMENT FOR STRATEGIC PLANNING

AND CONSULTING SERVICES

THIS AGREEMENT (this “Agreement”) is entered into as of October 25, 2022 (the “Effective Date”) by and between RXR FP Services LLC, a Delaware limited liability company (“RXR Realty”), and View, Inc., a Delaware corporation (“View” and, each of RXR Realty and View, a “Party”).

WHEREAS, RXR Realty, by and through its officers, employees, agents and Affiliates has developed in connection with the conduct of its business and affairs various areas of expertise in owning, investing, operating and developing real estate; and

WHEREAS, View desires to avail itself of the expertise of RXR Realty in those areas hereinabove enumerated and in which RXR Realty is acknowledged to have expertise, for a period of at least five (5) years from the Effective Date, subject to earlier termination pursuant to Section 1, said period being referred to as the “Term”; and

WHEREAS, concurrent with the execution of this Agreement and effective as of the date hereof, an affiliate of RXR Realty LLC, RXR FP Services LLC, and View will enter into the warrant agreements, in substantially the forms attached hereto as Exhibit A (the “Warrant Agreements”).

NOW, THEREFORE, the parties do hereby agree as follows:

1. Appointment; Termination.

(a) View hereby appoints RXR Realty to render strategic planning and consulting services to View during the Term as herein contemplated. Nothing in this Agreement shall confer or be deemed to confer any corporate or managerial authority over any of the business affairs of View, View’s Subsidiaries, or any of their Affiliates.

(b) This Agreement shall automatically terminate upon the earlier of (i) the end of the Term, (ii) the date that it is finally judicially determined that RXR Realty has materially breached its obligations under this Agreement, and (iii) the date mutually agreed in writing by the parties hereto. Section 10 and Sections 12 through 23 shall survive the expiration or earlier termination of this Agreement.

2. Services. During the Term, RXR Realty shall use its commercially reasonable efforts to render to View, by and through such of its officers, employees, agents and Affiliates as RXR Realty, in its sole discretion, shall designate from time to time, the strategic planning and corporate consulting services set forth on Schedule I hereto (the “Services”).

3. Warrants. In consideration of RXR Realty’s performance of the above-described Services during the Term, View agrees to issue to RXR Realty a warrant to purchase $10,000,000 of shares of View Class A common stock on the terms and subject to the conditions set forth in the Warrant Agreements (the “Warrant Consideration”), and each Party hereto shall execute and deliver the Warrant Agreements concurrently with the delivery hereof.

4. Right of First Offer. If View, whether directly or through its Subsidiaries or Affiliates, determines to undertake a Debt financing or equity capital raise (excluding (i) loans between or among View and its Subsidiaries, (ii) an asset backed facility or revolving loan facility, or (iii) equipment leases) from third-Persons during the Term (a “Future Financing”), then View shall first present RXR Realty with a notice including the proposed material terms for a Future Financing. RXR Realty shall then have a period of ten (10) business days from its receipt of such notice to provide View with the terms on which RXR Realty (either directly or through a Subsidiary or Affiliate) is willing to participate in such Future Financing (the “Notice of Terms”), and View and its representatives shall negotiate with RXR Realty and its advisors during such ten (10) business day period and, if the Notice of Terms is accepted, the ten (10) business day period described in the next sentence. Should View elect to proceed with a Future Financing substantially on the terms presented in the Notice of Terms, then View shall notify RXR Realty of its intent in writing with ten (10) business days after View’s receipt of the Notice of Terms (the “Acceptance Notice”), and the parties shall thereafter endeavor in good faith to agree and execute definitive agreements on customary terms for a transaction such as the Future Financing; provided that View may engage in discussions with other third-party financing sources for such Future Financing at all times, but will not enter into definitive agreement until following the end of such ten (10) business day Acceptance Notice period. Notwithstanding the foregoing, View may determine in its sole discretion whether or not to consummate any Future Financing with RXR Realty, any third party, or if at all, and this Section 4 does not represent a commitment by View or RXR Realty (or their respective Affiliates) to fund or otherwise consummate any Future Financing, which obligation will be set forth in, and on the terms and subject to the conditions of, a definitive agreement providing for such Future Financing.

5. Board of Directors.

(a) During the Term, View agrees to take all Necessary Action to cause one individual designated by RXR Realty (the “RXR Designee”), which RXR Designee shall initially be Scott Rechler, to be appointed to the Board of Directors of View (the “Board”) on the condition that the RXR Designee enters into customary indemnification and other agreements with View in connection with the RXR Designee’s role on the Board. RXR Realty understands and acknowledges that the RXR Realty Designee will be required to recuse himself or herself from any and all deliberations relating to any matters relating to the provision of Services or financing involving a member of the RXR Realty Group to which Section 4, Section 6 or Section 9 may be applicable.

(b) (i) Any RXR Designee may resign at any time upon written notice to the Board. RXR Realty shall have the exclusive right to remove the RXR Designee from the Board for a reason other than for cause, and View shall take all Necessary Action to cause the removal of any such RXR Designee at the written request of RXR Realty, and (ii) RXR Realty shall have the exclusive right, in accordance with Section 5(a) to designate a director for election to the Board to fill vacancies created by reason of death, removal, disqualification or resignation of the RXR Designee, and View shall take all Necessary Action to cause any such vacancies to be filled by a replacement RXR Designee as promptly as reasonably practicable.

(c) Until the earlier of (i) the fifth annual meeting of View’s stockholders following the date hereof and (ii) the end of the Term, View shall not take any action to cause the removal of the RXR Designee unless such removal is for cause. Upon termination of this Agreement pursuant to Section 1(b)(ii), RXR Realty shall take all Necessary Action to remove the RXR Designee or cause the RXR Designee to resign within five (5) Business Days following expiration of the Term.

(d) View agrees to take all Necessary Action to cause the Vice-Chairperson of the Board to be Mr. Rechler. Following Mr. Rechler’s resignation or removal from the Board or resignation as Vice-Chairperson of the Board, the Board will have the right to select the director that will serve as the Vice-Chairperson, if any.

6. View Indebtedness. View will not, and will not permit any of its Subsidiaries to, incur any Debt during the Term without the prior consent of RXR Realty; provided, however, that View and its Subsidiaries will be permitted to incur and have outstanding up to $50 million principal amount of Debt at any time during the Term (excluding the View’s Convertible Senior PIK Toggle Notes (the “Notes”) and any other Debt that View has incurred prior to, or is outstanding as of, the Effective Date); provided that (i) such Debt is either (A) unsecured and pari passu with or junior to View’s Convertible Senior PIK Toggle Notes (the “Notes”) expected to be issued by View or (B) secured only by equipment owned by View and purchased by View after the date hereof (excluding equipment purchased to replace equipment existing as of the date hereof), and (ii) the proceeds from such Debt shall not be used to repay the principal amount or interest accrued on the principal amount of the Notes. Notwithstanding anything to the contrary contained herein, this Section 6 shall terminate and be of no further force and effect on the date by which RXR Realty, whether directly or through affiliated entities, holds less than (x) $25 million of View’s Debt (including the Notes) and (y) $25 million of View’s equity interests (calculated after giving effect to any warrants held by RXR Realty or such affiliated entities on an as-converted and net exercise basis) in the aggregate.

7. Representations and Warranties of RXR Realty. RXR Realty hereby represents and warrants to View as follows.

(a) Organization and Standing. RXR Realty is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. RXR Realty has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated to be performed by it hereunder. The execution, deliver and performance by RXR Realty of this Agreement, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action of RXR Realty.

(c) Binding Agreement. This Agreement has been duly and validly executed and delivered on behalf of RXR Realty and, assuming the due authorization, execution and delivery by View, constitutes the legal and binding obligation of RXR Realty enforceable against RXR Realty in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Governmental Authority or any third party is required in connection with the execution and delivery by RXR Realty of this Agreement or the Warrant Agreements or the consummation by RXR Realty of the transactions contemplated under this Agreement or the Warrant Agreements.

(e) No Conflict. Neither the execution and delivery of this Agreement or the Warrant Agreements by RXR Realty, nor the consummation by RXR Realty of the transactions contemplated hereby or thereby, will (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, or give any Person a right to terminate or receive any payment or other compensation under, any (x) terms, conditions or provisions of the organizational documents of RXR Realty, (y) material contract to which RXR Realty is now a party or by which it is bound or (z) material Requirement of Law applicable to View.

(f) Approvals. There are no notices, reports or other filings required to be made by RXR Realty with, or consents, permits, licenses, exemptions, orders, clearances, waivers or other authorizations or approvals required to be obtained by RXR Realty from, any Person in order for RXR Realty to execute or deliver this Agreement or the Warrant Agreements, or to perform or consummate the transactions contemplated hereby or thereby.

8. Representations and Warranties of View. View hereby represents and warrants to RXR Realty as follows:

(a) Organization and Standing. View is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. View has all requisite corporate power and authority to execute this Agreement and the Warrant Agreements, to carry out and perform its obligations under this Agreement and the Warrant Agreements, and to consummate the transactions contemplated to be performed by it hereunder and thereunder. The execution, delivery and performance by View of this Agreement and the Warrant Agreements, and the consummation of the transaction contemplated hereunder and thereunder, have been duly and validly authorized by all Necessary Action of View.

(c) Binding Agreement. This Agreement and the Warrant Agreements have been duly and validly executed and delivered on behalf of View and, assuming the due authorization, execution and delivery of RXR Realty of this Agreement, each of them constitutes the legal and binding obligation of View enforceable against View in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Governmental Authority or any third party is required in connection with the execution and delivery by View of this Agreement or the Warrant Agreements or the consummation by View of the transactions contemplated under this Agreement or the Warrant Agreements.

(e) No Conflict. Neither the execution and delivery of this Agreement or the Warrant Agreements by View, nor the consummation by View of the transactions contemplated hereby or thereby, will (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, or give any Person a right to terminate or receive any payment or other compensation under, any (x) terms, conditions or provisions of the organizational documents of View, (y) material contract to which View is now a party or by which it is bound or (z) material Requirement of Law applicable to RXR Realty.

(f) Approvals. There are no notices, reports or other filings required to be made by View with, or consents, permits, licenses, exemptions, orders, clearances, waivers or other authorizations or approvals required to be obtained by View from, any Person in order for View to execute or deliver this Agreement or the Warrant Agreements, or to perform or consummate the transactions contemplated hereby or thereby.

9. Permissible Activities. Subject to compliance with its obligations pursuant to Section 10 and Section 11 herein, this Agreement shall not in any way preclude RXR Realty or any other member of the RXR Realty Group (as defined below) from engaging in any business activities or from performing services for its own account or for the account of others, in addition to performing the Services hereunder. Subject to compliance with its obligations pursuant to Section 10 and Section 11 herein, and except as may otherwise be agreed in writing after the date hereof: (a) each member of the RXR Realty Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as View, View’s Subsidiaries, or any of their Affiliates, or advise, manage, supervise or monitor any company or business, including any and all existing and future portfolio companies of any Affiliate of RXR Realty, whether or not such company or business competes with the business of View, View’s Subsidiaries, or any of their Affiliates, and (ii) do business with any client, customer or competitor of View, View’s Subsidiaries, or any of their Affiliates and (b) no member of the RXR Realty Group nor the RXR Designee shall be obligated to disclose to View, View’s Subsidiaries, or any of their Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against View, View’s Subsidiaries, or any of their Affiliates in any such business or as to any such opportunities, or to present any particular investment or business opportunity to View, View’s Subsidiaries, or any of their Affiliates.

10. Confidentiality; Intellectual Property.

(a) Each Party agrees that any Confidential Information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by such other Party, except that RXR Realty may disclose View’s Confidential Information for the sole purpose of providing Services pursuant to this Agreement to any Affiliate or third-party subcontractor of RXR Realty that provides such Services, in whole or in part, on behalf of RXR Realty to the extent such disclosure is used in the provision of such Services; provided that RXR

Realty shall ensure that any such Affiliate or third party is bound in writing by obligations of confidentiality consistent in all material respects with those contained herein. RXR Realty shall be responsible for any such Affiliate or third-party keeping confidential such Confidential Information of View. Each Party further agrees (i) not to use the other Party’s Confidential Information except to perform its obligations or exercise its rights under this Agreement, and (ii) to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Upon the termination of this Agreement, upon the written request of a Party, the other Party shall return to such requesting Party or, at the option of the requesting Party, destroy all of such requesting Party’s Confidential Information and instruct any Affiliate or third-party subcontractor who is in possession of Confidential Information to return to such requesting Party or destroy all of such Confidential Information. If a Party is requested to disclose any of the other Party’s Confidential Information pursuant to any judicial or governmental order, such requested Party will, to the extent practicable under the circumstances and permitted under applicable Law, promptly notify the other Party of such order so that such other Party, in its sole discretion and at its sole expense, may seek an appropriate protective order or take any other action to prevent or minimize the breadth of such disclosure. “Confidential Information” means all (i) non-public information and material of a Party or its Affiliates (including non-public information and material of a third-party with which such Party has entered into confidentiality agreements to the extent such third-party’s information or material is in the possession of such party) that a Party obtains knowledge of or access to; (ii) non-public intellectual property of a Party; and (iii) business and financial information of a Party, including pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information; provided, however, that “Confidential Information” of a Party does not include information that: (i) is or becomes public knowledge without any fault of the other Party or its Affiliates or contractors authorized by RXR Realty; (ii) is independently developed by such other Party or its Affiliates without reference to or use of the Confidential Information of a Party and is so documented; (iii) is obtained by such other Party or its Affiliates without restrictions on use or disclosure from a third-party who, to the knowledge after due inquiry of such other Party or its Affiliates, does not owe a duty of confidentiality in respect of such Confidential Information to the disclosing Party; provided, further, that, for the avoidance of doubt, this Section 10(a) shall be subject, to and shall not restrict View’s exercise of, the licenses granted in Section 10(b).

(b) Each Party agrees that the disclosure of any proprietary or confidential information or other embodiments of intellectual property rights by either Party under this Agreement shall not change, alter or affect such Party’s or its Affiliates’ ownership of any intellectual property rights or other rights in or to any such proprietary or confidential information or other embodiments owned by such Party or its Affiliates prior to the Effective Date or owned by such Party or its Affiliates after the Effective Date to the extent developed independently of this Agreement or the Services and without reference to any confidential or proprietary information of the other party (“Background IP”). Subject to the foregoing, as between the parties, View shall own all intellectual property rights conceived, developed or reduced to practice (excluding (i) the Background IP of RXR Realty or (ii) RXR Realty’s improvements to or derivative works of the Background IP of RXR Realty, including, without limitation, RXR Realty’s intellectual property rights utilized in performing or embodied in the manner in which the Services are performed (collectively, the “RXR Realty Background IP Improvements”)) by either Party in connection with the performance of the Services or otherwise pursuant to this Agreement (“Foreground IP”).

For the avoidance of doubt, (i) Foreground IP owned by View shall include implementations of View’s products developed through RXR Realty’s provision of the Services or pursuant to View’s product specifications provided by View to RXR Realty and (ii) RXR Realty shall retain ownership of its Background IP and RXR Realty Background IP Improvements (to the extent such improvements do not embody or disclose View’s Confidential Information disclosed by View to RXR Realty) and nothing herein shall be construed as preventing or precluding RXR Realty from developing, using or providing all or any part of the RXR Realty Background IP Improvements or any services similar to the Services to any third party (even if the results of such activities are similar to the Foreground IP), provided that such services or improvements do not embody or disclose View’s Confidential Information disclosed by View to RXR Realty. RXR Realty hereby assigns, on behalf of itself and its Affiliates, all of its and their right, title and interest in or to any Foreground IP. Solely to the extent any Foreground IP is not assignable pursuant to the foregoing sentence, RXR Realty, on behalf of itself and its Affiliates, hereby grants View an exclusive, royalty-free, sublicensable (through multiple tiers), transferable, perpetual and irrevocable license under all Foreground IP for any and all purposes. RXR Realty, on behalf of itself and its Affiliates, hereby grants View a non-exclusive, royalty-free, sublicensable (through multiple tiers), transferable, perpetual and irrevocable license under all RXR Realty Background IP and the RXR Realty Background IP Improvements disclosed by RXR Realty to View, and any tangible embodiments of any of the foregoing disclosed by RXR Realty to View in connection with RXR Realty’s performance of the Services solely as necessary to the use or exploitation of any Foreground IP or any other materials, documents, deliverables or other work product provided by RXR Realty to View in connection with the Services. View, on behalf of itself and its Affiliates, hereby grants to RXR Realty and its Affiliates a non-exclusive, royalty-free, sublicensable (solely to third-party contractors pursuant to Section 10(a)) license under all Background IP of View to use, copy and modify such Background IP solely for purposes of performing the Services and developing Foreground IP pursuant to this Agreement. Except as expressly set forth in this Section 10(b), nothing in this Agreement is intended to grant to either Party (by license or otherwise): (i) any intellectual property rights of the other Party; or (ii) any rights to any confidential or proprietary information of the other Party.

11. Provisions Regarding Services.

(a) Without limiting Section 2, RXR Realty will not be obligated to: (i) maintain the employment of any specific employee; (ii) take any action that is reasonably likely to result in infringement, misappropriation, misuse or violation of any intellectual property rights of any third party; (iii) purchase, lease, license or otherwise acquire or maintain any material assets, equipment or software; (iv) engage any alternate supplier of Services; (v) violate applicable Law or any contract or agreement with a third party, or (vi) modify, alter or amend any business, operations or policies or procedures of RXR Realty or its Affiliates.

(b) To the extent that any Services involve RXR Realty providing access to properties or facilities of RXR Realty, View shall, and shall cause its employees, agents and representatives to, comply with applicable workplace security, administrative, environmental, safety and other Laws and policies and procedures applicable to such properties or facilities. To the extent that any Services involve View providing access to properties or facilities of View, RXR Realty shall, and shall cause its employees, agents and representatives to, comply with applicable workplace security, administrative, environmental, safety and other Laws and policies and procedures applicable to such properties or facilities.

(c) Nothing in this Agreement represents a commitment by View or RXR Realty (or their respective Affiliates) to sell or purchase any products, and neither party shall be under any obligation to sell or purchase any products or any volume of products except as may be set forth in any separate agreement or purchase order that the parties may execute.

12. Liability; Indemnification.

(a) Except as expressly set forth in this Agreement, RXR Realty makes no warranties as to the Services, and RXR Realty hereby disclaims any implied warranties of merchantability, fitness for any particular purposes or non-infringement of third-party rights or title. Neither RXR Realty, any of its Affiliates, Subsidiaries, joint ventures, nor any of its or their respective partners, directors, officers, members, employees or agents (collectively, the “RXR Realty Group”) shall be liable to View, View’s Subsidiaries, or any of their Affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of Services contemplated by this Agreement, except to the extent such Loss shall have been found in a final judgment by a court of competent jurisdiction to have resulted primarily from a material breach of this Agreement or the gross negligence or bad faith on the part of such member of the RXR Realty Group. Except with respect to breaches of Section 10, in no event will any member of the RXR Realty Group, View, View’s Subsidiaries, or any of their Affiliates be liable (x) for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable or (y) except in connection with indemnification obligations under this Section 12, in respect of any Losses relating to any third-party claims (whether based in contract, tort or otherwise) other than for the Losses directly relating to the services which may be provided by RXR Realty hereunder. Except with respect to breaches of Section 10, notwithstanding anything to the contrary contained in this Agreement, in no event shall the RXR Realty Group be liable for any Losses hereunder in excess of the aggregate value of the Warrants actually received by RXR Realty in accordance with the terms of this Agreement.

(b) RXR Realty shall indemnify, defend and hold harmless View and its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “View Indemnified Parties”), from and against any and all Losses to the extent arising out of or resulting from third-party claims asserted against, imposed upon or incurred by any View Indemnified Party resulting from or arising out of (a) the gross negligence or willful misconduct of RXR Realty, any of its Affiliates or any of their respective employees, subcontractors, officers or directors; (b) any material breach by RXR Realty of any of its obligations under this Agreement; or (c) actual or alleged infringement, misappropriation or violation of a third party’s intellectual property arising out of or in connection with the receipt or use of the Services provided by or on behalf of RXR Realty (excluding any actual or alleged infringement, misappropriation or violation of a third-party’s intellectual property (A) to the extent resulting from the operation of the Business in substantially the same manner as conducted prior to the Effective Date or (B) to the extent arising out of or in connection with (x) any instruction, information, designs, specifications, or other materials provided by View to RXR Realty, (y) use of the Services in combination with any materials or equipment not supplied or specified by RXR Realty, or (z) any modifications or changes made to the Services by or on behalf of any Person other than RXR Realty).

(c) View shall indemnify, defend and hold harmless RXR Realty and its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “RXR Realty Indemnified Parties”), from and against any and all Losses to the extent arising out of or resulting from third-party claims asserted against, imposed upon or incurred by any RXR Realty Indemnified Party resulting from or arising out of (a) the gross negligence or willful misconduct of View, any of its Subsidiaries or any of their respective employees, subcontractors, officers or directors; or (b) actual or alleged infringement, misappropriation or violation of a third party’s intellectual property arising out of or in connection with the supply or provision of the Services provided by or on behalf of RXR Realty (excluding any actual or alleged infringement, misappropriation or violation of a third party’s intellectual property (A) to the extent resulting from the operation of the Business in the same manner as conducted prior to the Effective Date or (B) to the extent arising out of or in connection with (x) any instruction, information, designs, specifications, or other materials comprising RXR Realty Background IP in the form provided by RXR Realty to View, (y) provision of the Services in combination with any materials or equipment not supplied, procured or specified by or for View or its customers or (z) any modifications or changes made to the Services not at the request or instruction of View).

13. Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14. Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to RXR Realty, to:

RXR FP Services LLC

625 RXR Plaza

Uniondale, NY 11556

Attn: Jason Barnett, Steven Fields and Andrew Min

Email: jbarnett@rxr.com; sfields@rxr.com; amin@rxr.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attn: Evan D’Amico; Stewart McDowell

Email: edamico@gibsondunn.com; smcdowell@gibsondunn.com

If to View, to:

195 South Milpitas Blvd

Milpitas, CA 95035

Attn: Chief Legal Officer

Email: bill.krause@view.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attn: Michael J. Mies

Email: michael.mies@skadden.com

15. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

16. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

17. Assignment. This Agreement shall be assignable by either party hereto only if the non-assigning party consents in writing to such assignment.

18. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of Delaware (without regard to the conflicts of laws provisions thereof or of any other jurisdiction) and shall inure to the benefit of, and be binding upon, RXR Realty and View and their respective successors and assigns.

19. Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom or to the extent such courts do not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected

Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service to the last address on file with View; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

20. No Continuing Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

22. No Joint Venture. Nothing in this Agreement is intended to or should be construed as creating any relationship of partnership, joint venture or agency between any member of the RXR Realty Group, on the one hand, and View or any of its Affiliates, on the other hand.

23. Definitions. The following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Debt” means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments; (iv) obligations of such Person as lessee under any capital lease in excess of $5,000,000 in the aggregate; (v) all indebtedness of other Persons guaranteed by such Person to the extent so guaranteed; and (vi) all Debt of other Persons secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person. Notwithstanding the foregoing, the term “Debt” shall not include (1) any lease, concession or license of property (or guarantee thereof) accounted for as an operating lease in accordance with GAAP, (2) contingent liabilities in the ordinary course of business, other than guarantees or other assumptions of Debt, (3) deferred or prepaid revenues in the ordinary course of business, (4) accrued expenses, accounts payables, taxes payable and other short-term payables in the ordinary course of business; (5) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or (6) any indebtedness, guarantees or liens between or among View and any of its wholly owned Subsidiaries.

(c) “Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

(d) “Law” means any law (including common law), order, writ, judicial decision, injunction, decree, judgment, statute, treat, rule, regulation, ordinance or code.

(e) “Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that View’s directors may have in such capacity) necessary or desirable to cause such result, including (i) calling special meetings of stockholders, (ii) seeking the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (iii) executing agreements and instruments, (iv) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (v) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of View.

(f) “Organizational Documents” means (i) the Amended and Restated Certificate of Incorporation of View in effect as of the date hereof, as the same may be amended or restated from time to time, and (ii) the Amended and Restated Bylaws of View, as amended on November 8, 2021, as the same may be amended from time to time.

(g) “Person” means any natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company or trust.

(h) “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officer or agent as set forth below.

RXR FP SERVICES LLC

By:	/s/ Scott Rechler
Name: Scott Rechler Title: Authorized Person

VIEW, INC.

By:	/s/ Bill Krause
Name: Bill Krause
Title: Chief Legal Officer

[Signature Page to Agreement for Strategic Planning and Consulting Services]